SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the registrant [X]
Filed by a party other than the registrant [  ]

Check the appropriate box:

[ ]     Preliminary proxy statement             [ ]    Confidential. For Use
                                                 of the Commission Only (as
[X]      Definitive proxy statement              permitted by Rule 14a-6(e) (2)
[ ]      Definitive additional materials
[ ]     Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                     PERFORMANCE TECHNOLOGIES, INCORPORATED
                (Name of Registrant as Specified in Its Charter)

                                       N/A
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of filing fee (check the appropriate box):

[X]      No fee required.

[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         (1) Title of each class of securities to which transaction applies:

         (2) Aggregate number of securities to which transaction applies:

               (3)Per  unit  price  or other  underlying  value  of  transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

               (4)Proposed maximum aggregate value of transaction:

         (5)      Total fee paid:

[ ]     Fee previously paid with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1)      Amount previously paid:

         (2) Form, schedule or registration no.:

         (3)      Filing party:

         (4)      Dated filed:
         Notes:

                                 April 27, 1998






To Our Stockholders:

         You are cordially invited to attend the 1998 Annual Meeting of Stockholders of Performance Technologies, Incorporated at Monroe Golf Club, 155 Golf Avenue, Pittsford, New York, on Wednesday, June 3, 1998 at 10:00 a.m.

         The matters expected to be acted upon at the meeting are described in detail in the attached Notice of Annual Meeting of Stockholders and Proxy Statement. The Company's 1997 Annual Report, which is contained in this package, sets forth important financial information concerning the Company.

         A brief report will be made at this meeting of the highlights for the year 1997 and there will be an opportunity for questions of general interest to the stockholders.

         I  sincerely  hope  that  you are able to  attend  this  year's  Annual
Meeting.

         Please sign and return your proxy promptly, whether or not you plan to attend. Your vote is very important to the Company. On behalf of the officers and directors, I wish to thank you for your interest in the Company and your confidence in its future.

                                Very truly yours,



                              Charles E. Maginness
                              Chairman of the Board


                             YOUR VOTE IS IMPORTANT

              Please sign, date and return your proxy card promptly

                     PERFORMANCE TECHNOLOGIES, INCORPORATED
                               315 Science Parkway
                            Rochester, New York 14620


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  June 3, 1998


   NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Meeting") of PERFORMANCE TECHNOLOGIES, INCORPORATED (the "Company") will be held at Monroe Golf Club, 155 Golf Avenue, Pittsford, New York, on Wednesday, June 3, 1998 at 10:00 a.m., local time, for the following purposes more fully described in the accompanying Proxy Statement:

   1. To elect two directors of the Company.

   2. To consider and act upon a proposal to amend the Company's Stock Option Plan as to the timing and vesting of options granted to Outside Participating Directors.

   3. To consider and act upon a proposal to ratify the appointment of Price Waterhouse LLP as the Company's independent public accountants for the fiscal year ending December 31, 1998.

   4. To transact such other business as may properly come before the meeting or any adjournment thereof.

   The Board of Directors has fixed the close of business on April 17, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

   A Proxy Statement and Proxy are enclosed.

   WE HOPE THAT YOU WILL ATTEND THIS MEETING IN PERSON, BUT IF YOU CANNOT, PLEASE SIGN AND DATE THE ENCLOSED PROXY. RETURN THE PROXY IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                       BY ORDER OF THE BOARD OF DIRECTORS

                         Kenneth R. Donaldson, Secretary



Dated at Rochester, New York
April 27, 1998

                     PERFORMANCE TECHNOLOGIES, INCORPORATED
                               315 Science Parkway
                            Rochester, New York 14620

                                 April 27, 1998

                                 PROXY STATEMENT


                                     GENERAL

         This proxy statement is furnished to stockholders in connection with the solicitation of proxies by the Board of Directors of PERFORMANCE TECHNOLOGIES, INCORPORATED (the "Company") to be used at the Annual Meeting of Stockholders of the Company which will be held on Wednesday, June 3, 1998 (the "Meeting"), and at any adjournments thereof. This proxy statement and accompanying form of proxy are first being mailed to stockholders on or about April 27, 1998. The proxy, when properly executed and received by the Secretary of the Company prior to the Meeting, will be voted as therein specified unless revoked by filing with the Secretary prior to the Meeting a written revocation or a duly executed proxy bearing a later date. A stockholder may also revoke his or her proxy in person at the Meeting. Unless authority to vote for one or more of the director nominees is specifically withheld, a signed proxy will be voted FOR the election of the director nominees named herein and, unless otherwise indicated FOR the approval of an amendment to the Performance Technologies, Incorporated Stock Option Plan as to the timing and vesting of options granted to Outside Participating Directors and FOR the selection of Price Waterhouse LLP as the Company's independent public accountants for the fiscal year ending December 31, 1998.

         The cost of soliciting proxies will be borne by the Company. In addition to the solicitation by use of the mails, directors, officers or regular employees of the Company, without extra compensation, may solicit proxies personally, by telephone, telegraph or facsimile transmission. The Company has requested persons holding stock for others in their names or in the names of nominees to forward soliciting material to the beneficial owners of such shares and will, if requested, reimburse such persons for their reasonable expenses in so doing.


                                 VOTES REQUIRED

         The total outstanding capital stock of the Company as of April 17, 1998, the record date for the Meeting (the "Record Date"), consisted of 7,294,450 shares of Common Stock, par value $.01 per share (the "Common Stock"). Only holders of Common Stock of record on the books of the Company at the close of business on April 17, 1998, are entitled to notice of and to vote at the Meeting and at any adjournments thereof. Each holder of Common Stock is entitled to one vote for each share of Common Stock registered in his or her name. A majority of the outstanding Common Stock, represented in person or by proxy at the Meeting, will constitute a quorum for the transaction of all business. Pursuant to the provisions of the Delaware General Corporation Law, directors shall be elected by a plurality of the votes cast by the holders of shares of Common Stock present in person or represented by proxy at the Meeting and entitled to vote at the Meeting. Because directors are elected by a plurality of the votes cast, withholding authority to vote with respect to one or more nominees will have no effect on the outcome of the election, although such shares would be counted as present for purposes of determining the existence of a quorum. Similarly, any broker non-votes (which occur when shares held by brokers or nominees for beneficial owners are voted on some matters but not on others in the absence of instructions from the beneficial owner) are not considered to be votes cast and therefore would have no effect on the outcome of the election of directors, although they would be counted for quorum purposes.

         The affirmative vote of the holders of a majority of the shares of Common Stock represented at the Meeting and entitled to vote on the proposal to amend the Performance Technologies, Incorporated Stock Option Plan is required for approval of that proposal. Accordingly, abstentions and any broker non-votes, since they are considered to be represented at the Meeting, would have the same effect as votes cast against that proposal. The affirmative vote of a majority of the votes cast is required to ratify the selection of Price Waterhouse LLP as independent public accountants for the Company for the fiscal year ending December 31, 1998. Abstentions and any broker non-votes are not considered to be votes cast and therefore would have no effect on the outcome of this proposal.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table, with notes thereto, sets forth as of April 17, 1998 certain information regarding the Common Stock held by (i) the persons known to the Company to own beneficially more than 5% of the Company's Common Stock, (ii) each director of the Company, (iii) each "Named Executive" (see "EXECUTIVE COMPENSATION"), and (iv) all directors and executive officers of the Company as a group:

                            Shares Beneficially Owned

          Name                                  Amount and Nature       Percent
                                                of Beneficial             of
                                                 Ownership             Class (2)

 Charles E. Maginness(1)                          611,631 (3)            8.0%
 John M. Slusser(1)                               515,408 (4)            6.8%
 Bernard Kozel(1)                                 418,782 (5)            5.5%
 Donald L. Turrell                                144,800 (6)            1.9%
 William E. Mahuson                               150,750 (7)            2.0%
 Dorrance W. Lamb                                  52,850 (8)              *
 John E. Mooney                                    54,935 (9)              *
 Paul L. Smith                                     13,000 (10)             *

 Putnam Investment Management Group(11)           540,750                7.0%
    One Post Office Square, Boston MA  02109
 FMR Corp.(12)                                    581,500                7.6%
    82 Devonshire Street, Boston MA  02109


 All Directors and Officers as a Group          1,962,156 (13)          25.7%
-------------------------

* Less than 1%.

(1) Unless otherwise indicated, the address of each beneficial owner of 5% or more of the Company's Common Stock is in care of the Company at 315 Science Parkway, Rochester, New York 14620.

(2) Percentage based upon 7,627,571 shares consisting of 7,294,450 shares of Common Stock outstanding as of April 17, 1998 and 333,121 shares of Common Stock issuable upon exercise of stock options and warrants that are currently exercisable.

(3) Includes (a) 37,500 shares of Common Stock issuable upon exercise of a warrant that is currently exercisable; (b) 73,500 shares of Common Stock issuable upon the exercise of options that are currently exercisable; and
     (c) 69,498 shares of Common Stock owned of record by Mr. Maginness' wife. Mr. Maginness disclaims beneficial ownership of such shares owned by his wife. Excludes 25,500 shares of Common Stock issuable upon exercise of options that have not yet vested.

(4) Includes (a) 37,500 shares of Common Stock issuable upon exercise of a warrant that is currently exercisable; (b) 4,887 shares of Common Stock issuable upon exercise of options that are currently exercisable; (c) 15,166 shares owned jointly by Mr. Slusser and his wife; (d) 18,000 shares of Common Stock owned of record by Mr. Slusser as custodian for his minor children living in his household; (e) 9,000 shares of Common Stock owned of record by Mr. Slusser's wife's son who shares Mr. Slusser's residence; and
     (f) 42,000 shares of Common Stock owned of record by Mr. Slusser's wife. Mr. Slusser disclaims beneficial ownership of the shares owned by his wife individually and shares owned by Mr. Slusser's wife's son.

(5) Includes (a) 6,000 shares of Common Stock issuable upon exercise of options that are currently exercisable; (b) 58,500 shares of Common Stock owned of record by The Jayme E. Fund Trust U/A, Benjamin J. Fund Trust U/A and Ariel
     D. Fund Trust U/A over which Mr. Kozel has voting and investment powers; and (c) 19,500 shares of Common Stock owned of record by Mr. Kozel's wife. Mr. Kozel disclaims beneficial ownership of such shares owned by his wife.



                                       3

(6) Includes (a) 80,034 shares of Common Stock issuable upon exercise of options that are currently exercisable; (b) 61,516 shares that are owned jointly by Mr. Turrell and his wife; (c) 3,250 shares of Common Stock owned of record by Mr. Turrell's wife as custodian for their child. Mr. Turrell disclaims beneficial ownership of the shares owned by his wife as custodian for their child. Excludes 39,000 shares of Common Stock issuable upon exercise of options that have not yet vested.

(7) Includes 42,750 shares of Common Stock issuable upon exercise of options that are currently exercisable. Excludes 9,250 shares of Common Stock issuable upon exercise of options that have not yet vested.

(8) Includes (a) 44,950 shares of Common Stock issuable upon exercise of options that are currently exercisable; and (b) 700 shares of Common Stock owned of record by Mr. Lamb's wife as custodian for their child living in their household. Excludes 19,500 shares of Common Stock issuable upon exercise of options that have not yet vested.

(9) Includes (a) 3,000 shares of Common Stock issuable upon exercise of options that are currently exercisable; (b) 10,080 shares of Common Stock owned of record by Mr. Mooney's wife; (c) 10,500 shares owned of record by John E. Mooney as trustee for John E. Mooney Profit Sharing Plan; and (d) 10,175 shares of Common Stock owned of record by First Rochester Capital Corp. of which Mr. Mooney serves as President. Mr. Mooney disclaims beneficial ownership of the shares owned by his wife.

(10) Includes 3,000 shares of Common Stock issuable upon exercise of options that are currently exercisable.

(11) The following information is derived from a Schedule 13G dated January 26, 1998 filed by Putnam Investments, Inc. on behalf of itself, Marsh & McLennan Companies, Inc. (its parent holding company), Putnam Investment Management, Inc. (a wholly-owned subsidiary of Putnam Investments, Inc. and investment adviser to the Putnam family of mutual funds) and The Putnam Advisory Company, Inc. (a wholly-owned subsidiary of Putnam Investments, Inc. and investment adviser to Putnam's institutional clients). Both Putnam Investment Management, Inc. and The Putnam Advisory Company, Inc. have dispositive power over the shares as investment managers. However, each of the mutual fund's trustees has voting power over the shares held by each fund, and The Putnam Advisory Company, Inc. has shared voting power over the shares held by institutional clients. Putnam Investments, Inc. and The Putnam Advisory Company, Inc. have shared voting power with respect to 304,900 of such shares. Putnam Investments, Inc., Putnam Investment
     Management, Inc. and The Putnam Advisory Company, Inc. have shared dispositive power with respect to all 540,750 shares.

(12) The following information is derived from a Schedule 13G dated February 11, 1998 filed by FMR Corp. Fidelity Management & Research Company, Inc. ("Fidelity"), an investment adviser and wholly-owned subsidiary of FMR Corp., is the beneficial owner of all 581,500 shares. Each of Edward C. Johnson 3d, Chairman of FMR Corp. and Abigail Johnson, Director of FMR Corp., together with other family members who are part of a controlling group of FMR Corp., through FMR Corp.'s control of Fidelity and the Fidelity Funds, has the sole power to dispose of all such shares owned by the Fidelity Funds. Neither FMR Corp. nor Edward C. Johnson 3d, Chairman of FMR Corp. has the sole power to vote or direct the voting of the shares owned directly by Fidelity Funds, which power rests in the Funds' Board of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds' Boards of Trustees.

(13) Includes 333,121 shares of Common Stock issuable upon exercise of stock options and warrants that are currently exercisable; excludes 93,250 shares of Common Stock issuable upon exercise of stock options that have not yet vested.

                              ELECTION OF DIRECTORS

         The Board of Directors is divided into three classes. The Company currently has six directors, two in each class. Terms are staggered so that one class is elected each year. Only one class of directors is elected at each Annual Meeting of Stockholders. Each director so elected serves for a three-year term and until his or her successor is elected and qualified, subject to such director's earlier death, resignation or removal.

         The Board of Directors recommends the election of the two nominees named below, each of whom is currently a director of the Company. Unless authority to vote for one or more of the nominees is specifically withheld according to the instructions, proxies in the enclosed form will be voted FOR the election of each of the two nominees named below. The Board of Directors does not contemplate that either of the nominees will not be able to serve as a director, but if that contingency should occur prior to the voting of the proxies, the persons named in the enclosed proxy reserve the right to vote for such substitute nominee or nominees as they, in their discretion, shall determine.

Information about the Directors

         The following table sets forth certain information with respect to each director of the Company who is being proposed for re-election at the Meeting.

                       PROPOSED FOR ELECTION AS DIRECTORS
                           AT THE 1998 ANNUAL MEETING
                                                                        Director
Name and Background                                                       Since

 John E. Mooney,  age 52, has served as a director of the Company          1984
 since 1984. He is President and Chief Executive Officer of Essex
 Investment Group, Inc., Rochester, New York. Mr. Mooney also serves on the Board of Directors of Moscom Corporation, a publicly held telecommunications company.

 John M.  Slusser,  age 45, a founder of the Company,  has served          1981
 as a director since its inception in 1981. From 1981 through 1995, he held various positions, including President and Chief
 Executive Officer. In April 1995, in connection with the spin-off of certain of the Company's business units and operating subsidiaries, he became President, Chief Executive Officer and a director of Performance Telecom Corporation, now known as InformationView Solutions Corporation. Prior to 1981,
 Mr. Slusser held an engineering management position with Computer Consoles, Incorporated.

         The following table sets forth certain information with respect to each director of the Company whose term in office does not expire at the Meeting.

                       DIRECTORS WHOSE TERMS DO NOT EXPIRE
                           AT THE 1998 ANNUAL MEETING
                                                                        Director
Name and Background                                                       Since

 Charles  E.  Maginness,  age 65,  has served as  Chairman  of the         1983
 Board since 1986 and served as Chief Executive Officer of the Company from April 1995 to June 1997. From 1984 through 1986, he held the position of President and from 1984 through April 1995 was also Chief Financial Officer. From 1970 to 1983, Mr. Maginness was employed by Kayex Corporation where he held several positions, including President and Chief Executive Officer, and President of its Hamco Division.

 Donald L.  Turrell,  age 50, has served as President and Chief            1995
 Operating Officer since April 1995. In June 1997, Mr. Turrell became Chief Executive Officer of the Company. From 1985 to
 1990, he held the position of Vice President of Sales and Marketing and from 1990 to 1993, he held the position of Vice
 President and General Manager of the Workstation Products business unit. From 1993 to 1995, he held the position of President of the Company's Performance Computer business unit.
 From 1977 to 1984, Mr. Turrell held various positions with Rochester Instrument Systems, including Sales Manager,
 Product Marketing Manager, Vice President of Sales and
 Vice President of Marketing.

 Bernard  Kozel,  age 76, has served as a director of the Company          1983
 since 1983. He is the former  Chairman of the Board of
 J. Kozel & Son, a Rochester, New York-based structural steel company. He is President of KG Capital Corporation.

 Paul L.  Smith,  age 62, has served as a director of the Company          1993
 since  1993. He is an independent business and financial consultant.
 From 1983 to 1993,  he served as Senior Vice President and Chief
 Financial Officer of Eastman Kodak Company. He also serves on the Board of Directors of Canandaigua Brands, Inc. and
 Home Properties of New York, Inc.

Committees of the Board of Directors

         The Board has a Compensation Committee to evaluate executive compensation. Messrs. Kozel, Mooney and Smith comprise the Compensation Committee. Additionally, the Board has a Stock Option Committee to determine option grants pursuant to the Company's Stock Option Plan. For purposes of complying with Securities Exchange Act Rule 16b-3, the Company has at least two disinterested directors administer the Stock Option Plan. Messrs. Kozel, Slusser and Smith currently comprise the Stock Option Committee. The Board also has an Audit Committee for the purposes of reviewing the Company's financial reporting procedures. Messrs. Kozel, Mooney and Smith comprise the Audit Committee. The Board also has a Nominating Committee to identify potential new directors and to designate officers of the Company. Messrs. Maginness, Turrell and Slusser comprise the Nominating Committee.

         The Compensation Committee, Stock Option Committee and Audit Committee met three, three and one time(s), respectively, during the year ended December 31, 1997. The Nominating Committee did not meet during the year ended December 31, 1997. The Company's Board of Directors held five meetings during the year ended December 31, 1997. Each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board on which that director served.

Compensation of Directors

         Members of the Board of Directors who are not employees of the Company received $500 for each meeting attended. Each Board member also receives $4,000 per year if he attends at least 75% of the scheduled meetings. In addition, each committee member receives $250 for each meeting attended if the meeting is not scheduled on the same day as a Board of Directors meeting. The Company's Stock Option Plan currently provides that each director who is not an employee of the Company or any of its subsidiaries and who has served as a director since the last Annual Meeting of Stockholders shall automatically be granted a non-statutory option to purchase 1,000 shares of the Company's Common Stock on the date of each Annual Meeting of Stockholders. The exercise price of such options is the fair market value of the Company's Common Stock on the date of the option grant. See Proposal 2. From time to time, the Company may grant additional options to directors. In June 1997, pursuant to the Company's Stock Option Plan, Messrs. Kozel, Mooney, Slusser and Smith each received an option to purchase 1,000 shares of Common Stock at an exercise price of $12.50 per share. Such shares were adjusted to 1,500 shares of Common Stock at an exercise price of $8.33 as a result of the three-for-two stock split effected in September 1997.

Section 16(a) Beneficial Ownership Reporting Compliance

         The Company believes that during 1997 all reports for the Company's executive officers and directors that were required to be filed under Section 16 of the Securities Exchange Act of 1934 were timely filed.

Report of the Compensation Committee with Respect to Executive Compensation

         General

         The Compensation Committee of the Board of Directors is comprised of three independent non-employee directors who administer the Company's executive compensation program. The members of the Compensation Committee are Bernard Kozel, Paul L. Smith and John E. Mooney.

         The Company's executive pay program is designed to attract and retain executives who will contribute to the Company's long-term success, to reward executives for achieving short and long-term strategic Company goals, to link executive and stockholder interests through equity-based plans and to provide a compensation package that recognizes individual contributions and Company performance.

         The three key components of the Company's executive compensation for 1997 were base salary, short-term incentives, represented by the Company's annual bonus program, and long-term incentives, represented by the Company's stock option program. The short-term incentive component of each executive's total compensation is intended to be variable and is directly related to the Company's pre-tax profitability.

         In the first quarter of each fiscal year, the Compensation Committee reviews with the Chairman and the President and approves, with any modifications it deems appropriate, an annual salary plan for all of the Company's executives, none of whom has a written employment agreement with the Company. The salary plan is developed under the ultimate direction of the Chief Executive Officer based on performance judgments as to the past and expected future contributions of each executive. The parameters of the short-term incentive bonus program for the Company's employees, including management, are established at the beginning of each year. Amounts contributed to this program are based upon the Company achieving certain pre-tax profitability levels and the amount contributed increases as a percentage of profits after the targeted profit level is realized. After the end of each fiscal year, the Chairman and Chief Executive Officer and the President evaluate each executive's performance and make recommendations to the Compensation Committee for salary, bonuses and stock options.

         Executive Officer Compensation

         The Company's total compensation program for executive officers consists of both cash and equity-based compensation. The components of the annual cash compensation program consist of a base salary and an annual cash incentive bonus program which is designed to provide short-term incentive to the Company's employees, including management. Executive officer salaries are reviewed and established near the beginning of the calendar year. The Company's short-term bonus program for its employees described above is also applicable to management. For 1997, the targeted amount contributed to the program was allocated to three pools: the Chief Executive Officer, President and Chief
Financial Officer; upper management; and all other employees. The actual allocation of the bonus pool for the Chief Executive Officer, the President and the Chief Financial Officer was determined by the Compensation Committee after the end of the calendar year and is presented in the Summary Compensation Table. The allocation of the bonus pool for executives and employees other than the Chief Executive Officer, the President and the Chief Financial Officer was based on recommendations of the Company's Chairman and the President.

         Long-term incentives are intended to be provided through the grant of stock options under the Performance Technologies, Incorporated Stock Option
Plan. The Compensation Committee believes that stock options are a means of aligning the long-range interests of all employees, including executives, with those of the Company's stockholders by providing them with the opportunity to acquire an equity stake in the Company. The size of the stock option award is based primarily on the individual's responsibilities and position with the Company, as well as on the individual's performance. Stock options are granted with an exercise price equal to the fair market value of the Company's Common Stock on the date of grant, and options generally vest in three to five years. This approach is designed to encourage the creation of stockholder value over the long term since no benefit is realized from a stock option grant unless the price of the Company's Common Stock rises. The Compensation Committee recommended to the Stock Option Committee that qualified and non-qualified stock options awarded to executive officers vest over a five year period. Stock options granted in 1997 to executive officers carried a five year vesting period. Refer to the Named Executive in the Option Grants in Last Fiscal Year Table for stock options awarded in 1997.

         Compensation of Chief Executive Officer

         Mr. Maginness was Chief Executive Officer until June 1997, at which time he resigned his position as Chief Executive Officer but retained his position as Chairman of the Board. Mr. Turrell assumed the responsibilities of Chief Executive Officer effective June 10, 1997. For 1997, the salaries for Mr. Maginness and Mr. Turrell were reviewed by the Compensation Committee in the context of Company's current performance trends and prospects.

         For 1997, the Compensation Committee approved a short-term incentive compensation program for all employees based upon the Company achieving certain pre-tax profitability levels. After the end of the calendar year, the Compensation Committee approved the actual bonus allocation to Mr. Maginness and Mr. Turrell based upon their strategic contributions and the financial performance of the Company in 1997.

                             Compensation Committee
                                  Bernard Kozel
                                  Paul L. Smith
                                 John E. Mooney

Compensation Committee Interlocks and Insider Participation

         The Chairman of the Board and the President of the Company consult with the Compensation Committee and make recommendations to it. They participate in discussions with the Compensation Committee but do not vote or otherwise participate in the Compensation Committee's determinations. An Insider Trading Policy exists for all officers, directors and employees.

EXECUTIVE COMPENSATION

         Shown on the table below is information on the annual and long-term compensation, for services rendered to the Company in all capacities for the fiscal years ended December 31, 1997, 1996 and 1995, paid by the Company to those persons who were, during the fiscal year ended December 31, 1997 (i) the chief executive officer of the Company and (ii) the other executive officers of the Company who earned over $100,000 during the fiscal year ended December 31, 1997 (the "Named Executives"):

                           SUMMARY COMPENSATION TABLE

                                                       Long Term
                                Annual Compensation   Compensation
                                                                      All Other
Name and                                                            Compensation
Principal Position        Year  Salary($)  Bonus ($)  Options(#)(2)    ($) (1)
------------------        ----  ---------  ---------  ------------- ------------

 Charles E. Maginness,    1997  $151,112   $168,700     30,000         $18,342
 Chief Executive Officer  1996  $143,958   $161,330     60,000         $17,063
 (through June 10, 1997)  1995  $137,280   $112,000                    $ 8,435

 Donald L. Turrell,       1997  $127,308   $168,700     30,000         $10,722
 Chief Executive Officer  1996  $117,846   $161,330     60,000         $12,778
 (from June 10, 1997)     1995  $107,370   $ 92,400                    $ 6,583
 and  President

 Dorrance W. Lamb,        1997  $109,192   $117,580     15,000         $ 9,073
 Vice President - Finance 1996  $ 99,628   $113,880     45,000         $ 7,237
 Chief Financial Officer  1995  $ 94,830   $ 61,600                    $ 4,073

 William E. Mahuson,      1997  $101,347   $ 66,460      7,500         $ 7,289
 Vice President           1996  $ 96,212   $ 75,920     37,500         $ 6,837
                          1995  $ 92,934   $ 50,400                    $ 4,007

------------------

(1) Includes payments for life insurance, car allowances and car expenses, and 401(k) allowance.


(2) All option shares have been adjusted for the Company's three-for-two stock split effected in September 1997.


Employment Agreements

         The Company does not have employment agreements with any of its executive officers.

Stock Option Grants And Exercises

         The following sets forth information with respect to stock options granted to the Named Executives during the fiscal year ended December 31, 1997 pursuant to the Performance Technologies, Incorporated Stock Option Plan.

                        OPTION GRANTS IN LAST FISCAL YEAR


                                    Individual Grants
                              Number of          % of Total                                    Potential Realizable Value at
                              Securities      Options Granted    Exercise                  Assumed Annual Rates of Stock Price
                          Underlying Options  to Employees in     Price     Expiration        Appreciation for Option Term (2)
          Name               Granted (1)        Fiscal Year     ($/Share)      Date            5% ($)         10% ($)
          ----               -----------        -----------     ---------      ----            --------      --------


 Charles E. Maginness            30,000           22%            $7.25       4/27/2007         $136,786      $346,630
 Donald L. Turrell               30,000           22%            $7.25       4/27/2007         $136,786      $346,630
 Dorrance W. Lamb                15,000           11%            $7.25       4/27/2007         $ 68,393      $173,315
 William E. Mahuson               7,500            5%            $8.92       5/15/2007         $ 42,059      $106,583


(1) These options become vested in five installments, twenty percent per year commencing on the first anniversary of the grant date. All option shares and the exercise prices for options have been adjusted for the Company's three-for-two stock split effected in September 1997. Option shares awarded to Mr. Maginness and Mr. Turrell during 1997 were non-qualified stock options and option shares awarded to Mr. Lamb and Mr. Mahuson were qualified stock options.

(2) Amounts represent potential gains that could be achieved for the options granted in 1997 based on assumed annual growth rates of 5% and 10% in the price of the Company's Common Stock over the ten-year life of the option (which would equal a total increase in stock price of 63% and 159%, respectively). Actual gains, if any, will depend upon market conditions and the Company's future performance and prospects.


         The following table sets forth information with respect to the exercise of stock options by the Named Executives, if any, during the year ended December 31, 1997 and also information with respect to status of unexercised stock options as of December 31, 1997.

AGGREGATED  OPTION  EXERCISES  IN LAST  FISCAL  YEAR AND FISCAL  YEAR END OPTION
VALUES

                                                      Number of Shares Underlying   Value of Unexercised
                                                       Unexercised Options         In-the-Money Options at FY-End
                                                        at FY-End (#) (2)               ($) (1) (2)
                                                        -----------------               -----------
                       Shares Acquired    Value
           Name        on Exercise (#)  Realized($)(3) Exercisable  Unexercisable  Exercisable Unexercisable
           ----        ---------------  -------------- -----------  -------------  ----------- -------------

 Charles E. Maginness                                   105,000         30,000      $986,108      $217,500
 Donald L. Turrell                                       74,034         30,000      $593,801      $217,500
 Dorrance W. Lamb         3,500          $34,738         45,000         15,000      $311,085      $108,750
 William E. Mahuson                                      40,500          7,500      $298,175      $ 41,873
------------------

(1) Represents the difference between the fair market value of the Common Stock as of December 31, 1997 and the exercise price of the option. Options that are not In-the-Money have been excluded from the computation.
(2) All option shares and value of In-the-Money options have been adjusted for the Company's three-for-two stock split effected in September 1997.
(3) Represents the difference between the fair market value of the Common Stock underlying the options as of the exercise date and the exercise price of the option.


Stock Performance Graph

         The following graph compares the cumulative total return on the Company's Common Stock at the end of each calendar quarter since January 24, 1996, the date on which the Company's Common Stock began trading on the NASDAQ National Market, to the NASDAQ Stock Market (U.S.) Index, and the NASDAQ Computer Manufacturer Index. The stock performance shown in the graph below is not intended to forecast or necessarily be indicative of future performance.


[The following descriptive data is supplied in accordance with Rule 304(d) of Rugulation S-T]

                                  1/25/96   3/31/96   6/30/96  9/30/96  12/31/96
                                  -------   -------   -------  -------  -------
Performance Technologies, Inc.     100       145       183      152     121
NASDAQ Stock Market                100       107       115      119     125
NASDAQ Computer Manufacturer Index 100       106       119      132     138


                                  3/31/97   6/30/97  9/30/97  12/31/97
                                  -------   -------   -------  -------
Performance Technologies, Inc.     138       191       363      272
NASDAQ Stock Market                118       140       164      154
NASDAQ Computer Manufacturer Index 116       150       188      167


                              CERTAIN TRANSACTIONS

         The Company leases its facility at 315 Science Parkway from C & J Enterprises (the "Partnership"), a New York general partnership of which Mr. Maginness and Mr. Slusser, directors of the Company, are equal partners. The Partnership acquired the property and constructed the facility with the proceeds of an industrial development revenue bond with the County of Monroe Industrial Development Agency ("COMIDA") in September 1990. As part of that bond financing, the Company has guaranteed the obligations of the Partnership to The Chase Manhattan Bank, N.A. under the Letter of Credit and Reimbursement Agreement and Mortgage and Security Agreement up to an aggregate amount of $1,291,630. Pursuant to the terms of the facility lease, the Company is obligated to pay annual rental of $270,000 plus annual increases based on the Consumer Price Index, together with real property taxes and assessments, expenses and other charges associated with the facility. For as long as the Partnership leases the property and the facility from COMIDA, the Company has a right of first refusal to acquire an assignment of the Partnership's interest in the property if the Partnership receives a bona fide offer from any third party to acquire that interest. The right of first refusal must be exercised within 21 days of the Company's receipt of notice from the Partnership of the Partnership's intention to accept the third party offer. The purchase price to be paid by the Company is 80% of the purchase price stated in the bona fide third party offer. In the event the Partnership acquires ownership of the property and the facility from COMIDA, the Company has a right of first refusal similar to that described above except that the purchase price to be paid by the Company shall be the purchase price stated in the bona fide third party offer reduced by an amount equal to 20% of the excess of (1) the sale price over (2) the partnership's cost and selling expenses for the property and the facility.





                                   PROPOSAL 2

             AMENDMENT TO THE PERFORMANCE TECHNOLOGIES, INCORPORATED
                                STOCK OPTION PLAN

         The Board of Directors is proposing an amendment to the Performance Technologies, Incorporated Stock Option Plan ("Option Plan") to provide that formula options to Outside Participating Directors shall be granted on the date of the Annual Meeting and shall vest on the one year anniversary of the grant date, provided the director still serves as a member of the Board of Directors on the vesting date. As a result of this amendment, in 1998 only, each director will receive two non-qualified options for an aggregate 3000 shares, one for 1500 shares which will vest immediately pursuant to the provisions of the Option Plan in effect prior to adoption, if adopted, of the proposed amendment and one for 1500 shares which will vest in one year.

The Board of Directors recommends a vote in favor of the proposal to amend the Stock Option Plan to provide that formula options to Outside Participating Directors shall be granted on the date of the Annual Meeting and shall vest on the one year anniversary of the grant date, provided the director still serves as a member of the Board of Directors on the vesting date.

Summary of Stock Option Plan

         The Option Plan is intended to encourage stock ownership by the Company's executive officers, key employees and outside directors to provide an incentive for such persons to expand and improve the Company's profits and to assist the Company in attracting and retaining key employees and directors. The Option Plan provides that options granted under the Option Plan will be designated as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended, or as non-statutory stock options by the Stock Option Committee of the Board of Directors (the "Committee"), which also will have discretion as to the persons to be granted options, the number of shares subject to the options and the terms of the option agreements. Only employees will be entitled to receive incentive stock options, while outside directors will only be entitled to receive non-statutory stock options. Of the 1,800,000 shares of Common Stock reserved for issuance under the Option Plan at December 31, 1997, options for 573,501 shares were outstanding and 855,937 shares were available for future grant.

         The Option Plan provides that (i) all options granted thereunder shall be exercisable during a period of no more than ten years from the date of grant (five years for options granted to holders of 10% or more of the outstanding shares of Common Stock), and (ii) the option exercise price for incentive stock options shall be at least equal to 100% of the fair market value of the Company's Common Stock on the date of grant (110% for options granted to holders of 10% or more of the outstanding shares of Common Stock). The aggregate fair market value, as determined on the date of grant, of shares of Common Stock for which incentive stock options are first exercisable under the terms of the Option Plan by an option holder during any calendar year cannot exceed $100,000. Except with respect to options granted to Outside Participating Directors as described below, the exercise price of a non-statutory stock option is determined by the Committee, although the Board of Directors has resolved not to grant, under any circumstances, non-statutory stock options with an exercise price of less than 85% of the fair market value of the Company's Common Stock on the date of grant.

         All options (except those options granted to Outside Participating Directors) generally may be exercised only if the option holder remains continuously associated with the Company from the date of grant to the date of exercise. Options may, however, be exercised within certain specified time periods upon termination of association or upon the death or disability of an option holder.

         In 1996, the Company amended the Option Plan to provide for formula grants of non-statutory stock options to outside directors. Participation is limited to members of the Board of Directors who are not current employees of the Company or any of its subsidiaries or who are otherwise not eligible for discretionary grants under the Option Plan ("Outside Participating Directors"). As of April 27, 1998, there are four Outside Participating Directors.

         The proposed amendment to the Option Plan provides that until 2001, on the day of the Company's Annual Meeting of Stockholders, each individual elected, reelected or continuing as an Outside Participating Director will automatically receive a non-statutory stock option for 1,500 shares of Common Stock. Under the Option Plan's formula, the exercise price for these non-statutory stock options will be the last sale price of Common Stock on the NASDAQ/NNM on the date of the grant. Options vest on the first anniversary of the grant date and expire five years from the date of grant. The exercise price may be paid in cash or in the delivery of shares of the Company's Common Stock. Under the current version of the Option Plan, options vest immediately for Outside Participating Directors who had served as a director since the last Annual Meeting of Stockholders.

         Upon an Outside Participating Director's death, his/her legal representatives or heirs will have one year to exercise those options that were vested and exercisable by the Outside Participating Director at the time of death. Should an individual cease to serve as an Outside Participating Director for any reason other than death, the term of any then outstanding option will extend for the length of the remaining term of the option.

         The above summary of the Option Plan is qualified in its entirety by reference to the full text of the Option Plan.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2


                                   PROPOSAL 3

        RATIFICATION OF THE APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

         The firm of Price Waterhouse LLP served as the independent public accountants of the Company for the fiscal year ended December 31, 1997 and the Board of Directors has again selected Price Waterhouse LLP as the Company's independent public accountants for the fiscal year ending December 31, 1998. This selection will be presented to the stockholders for their approval at the Meeting. The Board of Directors recommends a vote in favor of the proposal to approve and ratify this selection and (unless otherwise directed therein) it is intended that the shares represented by the enclosed properly executed proxy will be voted FOR such proposal. If the stockholders do not ratify this selection, the Board of Directors may reconsider its choice.

         A representative of Price Waterhouse LLP is expected to be present at the Meeting. The representative will be given an opportunity to make a statement if he so desires and will be available to respond to appropriate questions concerning the audit of the Company's financial statements.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 3

                  STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

         In order for any stockholder proposal to be included in the Company's proxy statement to be issued in connection with the 1999 Annual Meeting of Stockholders, such proposal must be delivered to the Company no later than December 28, 1998.




                                  OTHER MATTERS

         As of the date of this Proxy Statement, the Board of Directors does not intend to present, and has not been informed that any other person intends to present, any matter other than those specifically referred to in this Proxy Statement. If any other matters properly come before the Meeting, it is intended that the holders of the proxies will act in respect thereto in accordance with their best judgment.

                                              BY ORDER OF THE BOARD OF DIRECTORS

                                                 Kenneth R. Donaldson, Secretary


Dated at Rochester, New York
April 27, 1998

                                                                     EXHIBIT I

                     PERFORMANCE TECHNOLOGIES, INCORPORATED
                         AMENDMENT TO STOCK OPTION PLAN

        WHEREAS, Performance Technologies, Incorporated (the "Company") adopted the PERFORMANCE TECHNOLOGIES, INCORPORATED STOCK OPTION PLAN (the "Plan") on May 1, 1986, amended and restated the Plan effective January 1, 1987, amended the Plan on May 3, 1990, amended and restated the Plan on April 18, 1994, amended the Plan on November 14, 1995, amended and restated the Plan on June 5, 1996 and amended the Plan again on June 10, 1997; and

        WHEREAS, the Company desires to amend Section 17 of the Plan to provide that the grant of options to Outside Participating Directors shall be prospective as an incentive to service rather than as a reward for past service, to amend Section 20 of the plan to amend the vesting provisions of such options and to amend Section 21 of the Plan to make it consistent with the provisions of amended Section 20.

        NOW, THEREFORE, Sections 17, 20 and 21 of the Plan are hereby amended to read in their entirety effective June 3, 1998, subject to approval of the Company's stockholders, as follows:

                  17. Outside Participating Directors. As of each Grant Date as defined in Section 18, each member of the Board of Directors who (a) is not an employee of the Company or any of its subsidiaries and (b) will serve as a member of the Board of Directors subsequent to the Grant Date is deemed an Outside Participating Director and is eligible to receive options in accordance with Section 18 below.

                  20. Vesting and Expiration of Outside Participating Director Stock Options. Each option granted to an Outside Participating Director shall vest and shall become exercisable on the first anniversary of the Grant Date in accordance with Section 5 of this Plan. Each option shall expire on the fifth anniversary of the Grant Date, and to the extent any option remains unexercised on such fifth anniversary, it shall be forfeited.

                  21. Cessation of Service of an Outside Participating Director.

                      (a) Cessation of Service. An Outside Participating Director's cessation of service as a member of the Board of Directors for any reason shall not have any effect on options that have been granted and vested prior to the date of cessation of service. Upon the death of an Outside Participating Director or former Outside Participating Director, all vested options held by the decedent must be exercised by his legal representative within one year after the date of death (but in no event after the expiration of the option) or they shall be forfeited.

                      (b) Loss of Eligibility. If an Outside Participating Director becomes an employee of the Company or otherwise no longer satisfies the requirements for eligibility set forth in
                  Section 17 hereof, then all options already granted to him hereunder shall continue in full force and effect, in accordance with their original terms, for so long as he remains a member of the Board of Directors, but he shall be entitled to no further formula grants of options pursuant to
                  Section 17 through Section 21 hereof.

        All other terms and conditions of the Plan shall remain in full force and effect.

        IN WITNESS WHEREOF, the Company has caused this Amendment to Stock Option Plan to be executed this _____ day of June, 1998.

                                                  PERFORMANCE TECHNOLOGIES, INC.

                                                      By:_______________________
                                                               Donald L. Turrell
                                                         Chief Executive Officer

PROXY

PERFORMANCE  TECHNOLOGIES,  INCORPORATED The undersigned hereby appoints CHARLES
E. MAGINNESS and DORRANCE W. LAMB, and each of them, proxies for the undersigned with full power of substitution, to vote all shares of the Common Stock of PERFORMANCE TECHNOLOGIES, INCORPORATED (the "Company") owned by the undersigned at the Annual Meeting of Stockholders to be held at Monroe Golf Club, 155 Golf Avenue, Pittsford, New York, on Tuesday, June 3, 1998 at 10:00 a.m. local time, and at any adjournment or adjournments thereof:

1. Election of Directors.

         [ ]  FOR all nominees listed below
              (except as marked to the contrary).
         [ ]  WITHHOLD AUTHORITY to vote
              for all nominees listed below.

Instruction: To withhold authority to vote for any individual nominee, strike a line through the nominee's name listed below.

         John E. Mooney            John M. Slusser

2. Proposal to amend the Company's Stock Option Plan to provide that formula options to Outside Participating Directors shall be granted on the date of the Annual Meeting and shall vest on the one year anniversary of the grant date, provided the director still serves as a member of the Board of Directors on the vesting date.

         [ ] FOR      [ ] AGAINST       [ ] ABSTAIN

3. Proposal to ratify the appointment of Price Waterhouse LLP as the Company's independent public accountants for the fiscal year ending December 31, 1998.

         [ ] FOR      [ ] AGAINST       [ ] ABSTAIN

(Continued  and to be signed, on reverse side)

(continued from other side)

4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Meeting.

This Proxy is solicited on behalf of the Board of Directors of the Company. This Proxy will be voted as specified by the undersigned. This proxy revokes any prior proxy given by the undersigned. Unless authority to vote for one or more of the nominees is specifically withheld according to the instructions, a signed Proxy will be voted FOR the election of the named nominees for directors and, unless otherwise specified, FOR the other proposals listed herein and described in the accompanying Proxy Statement. The undersigned acknowledges receipt with this Proxy of a copy of the Notice of Annual Meeting and Proxy Statement dated April 27, 1998, describing more fully the proposals set forth herein.



Dated: ___________________________________, 1998

-------------------------------------------------

-------------------------------------------------
Signature(s) of stockholder(s)

Please date and sign name exactly as it appears hereon. Executors, administrators, trustees, etc. should so indicate when signing. If the stockholder is a corporation, the full corporate name should be inserted and the proxy signed by an officer of the corporation, indicating his title.